July 11, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (972) 444-4949

Mr. Lester C. Johnson
Senior Vice President and Controller
FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, TX  75062

      Re:	FelCor Lodging Trust Incorporated
      Form 10-K for the year ended December 31, 2005
      Filed March 15, 2006
      File No. 001-14236

Dear Mr. Johnson:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Linda van Doorn
      Senior Assistant Chief Accountant


Mr. Phil Hamilton
Global Diversified Industries, Inc.
September 19, 2005
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